                                                                   Exhibit 16(b)

                                                          Bank of America [LOGO]

                                   June 6, 2003

Phoenix Group of Florida, Inc. and Phoenix Acquisition Corp.
3000 Northeast 30/th/ Place, Fifth Floor
Fort Lauderdale, Florida 33306
Attention:  William A. Wilkerson, CEO

                  BCT/Phoenix Acquisition Corp. Merger Financing

Dear Sirs:

Bank of America, N.A., a national banking association ("Bank"), is pleased to have approved for the Borrower described below credit facilities consisting of a term loan (denoted below by "I") and a revolving line of credit (denoted below by "II"), referred to herein individually as a "Loan" and collectively as "Loans," in amounts, for the purposes, on the terms and subject to the conditions, described below.

Borrower:

Phoenix Group of Florida, Inc., a Nevada corporation ("Phoenix") of which the majority owner is William A. Wilkerson ("Wilkerson"); and Phoenix Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Phoenix.

As stated below under "Conditions to First Advance for Both Loans," it is a condition precedent to Bank's obligation to fund the Loans that Merger Sub will merge with and into BCT International, Inc., a Delaware corporation ("BCT"), with BCT continuing as the surviving corporation, under the Acquisition Agreement, as hereinafter defined (the "Merger").

Amounts of Loans:

     I. Up to $4,000,000 in the form of a term loan (the "Term Loan"), the final notional amount to be equal to $2.00 multiplied by the number of shares of the outstanding Common Stock, par value $.04 per share, of BCT ("BCT Common Stock") to be converted into the right to receive the cash merger consideration under an Agreement and Plan of Merger among Phoenix, Merger Sub, Wilkerson and BCT (the "Acquisition Agreement"), it being understood that to the extent the principal amount of the Term Loan is less than the total required cash merger consideration, Borrower will provide the balance of such consideration from its own funds. The Acquisition Agreement shall be subject to approval by Bank in its sole discretion.

BCT International, Inc.
June 6, 2003
Page 2

     II. $500,000 revolving line of credit (the "Line of Credit").

Purpose:

     I. To finance (i) the acquisition of the outstanding BCT Common Stock not beneficially owned by Phoenix, Merger Sub, Wilkerson, or any other affiliate of Phoenix other than BCT, pursuant to the Acquisition Agreement, and (ii) repay all outstanding indebtedness of Phoenix or BCT to Bank.

     II. For general working capital and to replace Bank's existing lines of credit to Phoenix and BCT.

Interest Rates:

     I. 30-day LIBOR, as determined by Bank and adjusted for reserves, deposit insurance assessments and other regulatory costs, plus 2.65%.

     II. Daily Floating LIBOR, as determined by Bank and adjusted for reserves, deposit insurance assessments and other regulatory costs, plus 2.50%.

Hedge:

     I. Bank, at its discretion, may require that all or a portion of the interest rate be fixed using a fixed rate hedge with a counterparty acceptable to Bank.

Maintenance of Bank Accounts:

The Borrower shall maintain its principal operating account with the Bank.

Prepayment:

     I. May be prepaid at any time or from time to time, provided that the amount prepaid is accompanied by all accrued and unpaid interest thereon and is applied to the unpaid installments in their inverse order of maturity.

     II. Prior to the Line Maturity, as hereinafter defined, Borrower may borrow, repay and reborrow under the Line of Credit so long as the maximum principal amount outstanding does not exceed the maximum amount of the Line of Credit and no default has occurred.

Repayment Terms; Maturity:

     I. Forty-seven (47) consecutive equal monthly installments, each of $54,166.67 of principal, plus accrued interest, and one final installment of all unpaid principal in the approximate amount of $1,454,166.51, plus unpaid accrued interest. Installments will be due on the first day of

BCT International, Inc.
June 6, 2003
Page 3

each month beginning in the first month following the Closing Date of the Loans.

     II. Due on the first anniversary of the date of closing ("Line Maturity") under the Loan Documents, as hereinafter defined, subject to acceleration upon the occurrence of an event of default under the Loan Documents. The Line of Credit shall be subject an annual review by the Bank, which shall not be under any obligation to renew same. All advances under the Line of Credit must be repaid to zero for at least thirty (30) consecutive days during each 12-month period until the Line Maturity. No advances shall be made on or after the Line Maturity.

Loan Documents for Both Loans:

The Loans shall be made under and governed by definitive loan documents to be executed and delivered by Borrower, BCT and Guarantor to Bank and containing the terms set forth in this commitment and such other terms, conditions, representations, warranties, covenants and indemnifications as are usual and customary in lending transactions such as the Loans, which documents shall include a credit agreement, promissory notes, a security agreement by Borrower, an assumption agreement by BCT, guarantees, subordination agreements by shareholders and affiliates of Borrower and BCT, financing statements and such other documents, instruments, guarantees, certificates and agreements executed or delivered by Borrower, BCT, any guarantor or third party in connection with the Loans (collectively, the "Loan Documents"). It is understood that, subject to the terms and conditions set forth herein, the Loan Documents may be entered into at any time during the period commencing on June 3, 2003 or any earlier date of acceptance of this commitment and continuing through the 60/th/ day after the date of such acceptance, as such period may be extended as stated below under "Expiration." Closing and funding of the Loans must take place not later than 30- days after the date of execution and delivery of the Loan Documents.

Collateral for Both Loans and Any Hedging Obligations to Bank:

A first priority security interest in all assets, including without limitation all accounts receivable, chattel paper, deposit accounts, investment property, letter-of-credit rights, goods, inventory, equipment, fixtures, general intangibles, payment intangibles, instruments, documents, and commercial tort claims now owned or hereafter acquired by Borrower or BCT and all replacements and substitutions thereof, a collateral assignment of $2,000,000 of insurance on the life of Wilkerson, and proceeds of all of the foregoing (the "Collateral").

Guarantor for Both Loans:

The Loans shall be unconditionally and fully guaranteed by Wilkerson, whose obligations to Bank shall be joint and several with Borrower, BCT and all future guarantors, if any, and shall be on such other written terms as are acceptable to Bank in its sole discretion.

Subordination for Both Loans:

All shareholders and affiliates of Borrower and, after the Merger shall have become effective, all

BCT International, Inc.
June 6, 2003
Page 4

shareholders and affiliates of BCT, shall subordinate their rights as lenders and secured parties to the rights of Bank, on written terms acceptable to Bank, in its sole discretion.

Conditions to First Advance for Both Loans:

Prior to the making by Bank of the first advance to Borrower or BCT of the Loans, the following conditions precedent, among others to be set forth in the Loan Documents, shall have been satisfied.

1. Bank shall have received, duly executed, all Loan Documents and any other documents and instruments necessary or advisable in connection with the Loans, all of which shall be in form and substance satisfactory to Bank and its counsel in their discretion. Without limiting the generality of the foregoing, the assumption agreement between BCT and Bank included in the Loan Documents shall include (a) the agreement by BCT (i) to be substituted for Borrower as borrower and debtor under all of the Loan Documents (including, without limitation, the security agreement); (ii) to pay, perform, satisfy and discharge all of Borrower's obligations and liabilities under the Loan Documents, and
(iii) to execute and deliver any and all documents, instruments and agreements and to pay all costs necessary to perfect, and to protect against the rights or interests of third parties, the security interest in the Collateral in favor of Bank under the Loan Documents, and (b) the authorization by BCT of Bank to file all financing statements and amendments to financing statements deemed necessary by Bank to perfect Bank's security interest in the Collateral under the Loan Documents.

2. The Merger shall have become effective and all outstanding shares of BCT Common Stock, other than shares owned by Phoenix, Merger Sub, Wilkerson, or any other affiliate of Phoenix other than BCT, shall been converted into the right to receive the cash merger consideration under the Acquisition Agreement.

3. All financing statements, amendments to financing statements, notices and other documents, instruments and agreements and instruments deemed by Bank and its counsel in their discretion to be necessary or advisable in connection with the Collateral shall have been recorded or filed in all necessary places, and sent to or received by all necessary persons, as the case may be.

4. Bank shall have received (i) casualty insurance policies on tangible personal property naming Bank as a loss payee thereunder, and (ii) evidence satisfactory to Bank as to the validity, enforceability and priority of Bank's security interest therein subject only to such exceptions as may be acceptable to Bank in its sole discretion.

5. Bank shall have received the written opinion of Borrower's and BCT's counsel as to the validity and enforceability of the Loan Documents, compliance by Borrower and BCT with applicable federal and state laws, including without limitation rules and regulations of the Securities and Exchange Commission and state governmental authorities and such other matters as Bank may require in its sole discretion.

6. No change in business, ownership or senior management of Borrower or BCT before closing

BCT International, Inc.
June 6, 2003
Page 5

under the Loan Documents, otherwise than as contemplated by the Acquisition Agreement.

7. Borrower shall have obtained insurance in the face amount of $2,000,000 on the life of Wilkerson and collaterally assigned such insurance to Bank as additional collateral for the Loans.

8. Bank shall have received any and all other financial information as it may reasonably require.

9. The Bank's existing lines of credit to Phoenix and BCT shall have been paid to zero and Bank's commitment to lend thereunder terminated by Phoenix and BCT.

10. Satisfaction of other conditions customarily imposed by Bank on loans similar to the Loans.

Conditions to Each Subsequent Advance:

     II. Prior to the disbursement by Bank of any advances to BCT, as successor by Merger of Merger Sub, under the Line of Credit: Bank shall have determined that there shall exist no event of default as defined in the Loan Documents; the representations and warranties contained in the Loan Documents shall be true and accurate in all material respects as of the date of such advance; there shall have occurred no material adverse change in the condition, financial or otherwise, of BCT, Guarantor or any other person liable or to become liable for repayment of the Loans; and Bank shall have determined that the prospect of payment or performance of the Loans has not been materially impaired.

Advance Procedure:

     II. Advances on the Line of Credit will be made by telephonic or written communication from a person believed by Bank to be an authorized representative of BCT, as successor by Merger of Merger Sub. Unless otherwise agreed by Bank, all advances will be made to a demand deposit account maintained at Bank in the name of BCT.

Reporting Requirements for Both Loans:

So long as BCT, as successor by Merger of Merger Sub, is indebted to Bank, BCT shall submit to Bank the following:

     1. Quarterly, within 45 days after the end of each fiscal quarter, internally prepared financial statements of BCT, including a balance sheet and statement of operations.

     2. Annually, within ninety (90)days following the end of BCT's fiscal year, audited financial statements prepared in accordance with generally accepted accounting principles ("GAAP") and reported on by a firm of independent certified public accountants acceptable to Bank, including a balance sheet, statement of operations, statement of changes in stockholders' equity and statement of cash flows.

BCT International, Inc.
June 6, 2003
Page 6

All BCT financial statements shall be prepared on a consolidated and consolidating basis if BCT has any subsidiaries.

     3. Guarantor shall submit to Bank his federal income tax returns within ten days after filing same with the Internal Revenue Service. He shall also submit to Bank his year-end personal financial statement, on a form approved by Bank, on or prior to January 31 of the succeeding year.

     4. BCT shall submit to Bank each quarter a report showing a detailed aging of accounts receivable and an inventory accounting on the last day of each quarter as of the end of the preceding quarter.

     5. Such other documents and reporting requirements as Bank may from time to time require.

Financial Covenants:

The Loan Documents will contain the following financial covenants, compliance with each of which will be measured as of the last day of each fiscal quarter of
BCT:

     1.   Maximum Funded Senior Debt to EBITDA:

          Funded Senior Debt to EBITDA ratio (tested quarterly on a rolling four
(4) quarter basis) commencing:

          a)  From closing through Feb. 29, 2004 not to exceed 3.50 to 1
          b)  From March 1, 2004 through Feb. 28, 2005 not to exceed 2.50 to 1
          c)  From March 1, 2005 through Feb. 28, 2006 not to exceed 2.0 to 1
          d)  From March 1, 2006 and at all times thereafter not to exceed 1.0 to 1

As used herein, "Funded Senior Debt" means all outstanding indebtedness for borrowed money under the Loans and "EBITDA" means the sum of net income before taxes, plus interest expense, plus depreciation, amortization and other non-cash charges.

     2.   Maximum Total Liabilities to Tangible Net Worth:

          a)   From closing of the Loans through Feb 28, 2005 not to exceed .85 to 1

          b)   From March 1, 2005 and at all times thereafter not to exceed .75 to 1

     3.   Minimum Fixed Charge Coverage Ratio:

As tested quarterly on a rolling four (4) quarter basis, at least 1.5:1, calculated as follows: (i) EBITDAR minus maintenance capital expenditures and any distributions and dividends to stockholders; divided by (ii) interest plus current portion of all long-term debt plus current portion of

BCT International, Inc.
June 6, 2003
Page 7

all long-term capitalized leases plus rent expense plus cash taxes paid plus all distributions to stockholders.

As used herein, "EBITDAR" means EBITDA plus all rent expense.

All accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under GAAP, as in effect from time to time, consistently applied.

Affirmative Covenants:

The Loan Documents will contain customary affirmative covenants, including, without limitation, delivery of financial statements, reports and other information requested by Bank; maintenance of insurance; continuation of business and maintenance of existence; compliance with laws; payment of taxes; maintenance of property and notice of environmental claims.

Negative Covenants:

The Loan Documents will contain customary negative covenants, including, without limitation, capital expenditures not to exceed $200,000 per annum on an non-cumulative basis, and limitations on lease expenditures, compensation, transfer of assets or control; liens, borrowings, payments of dividends and distributions, and change of business. At all times while BCT has in effect an election under Subchapter S of the Internal Revenue Code, provided no event of default shall have occurred and be continuing, BCT shall be permitted to pay dividends to its shareholders in an amount sufficient to provide them with funds to pay their income taxes on BCT's S corporation income.

Closing Costs and Expenses:

Borrower or BCT, as successor by Merger of Merger Sub, shall pay all costs and expenses incurred by Bank in connection with Bank's review, due diligence and closing of the Loans, including attorneys' fees and expenses in connection with the negotiation and preparation of the Loan Documents, the costs of any collateral or other audit by Bank, appraisal and inspection fees, whether or not either of the Loans actually closes.

Material Adverse Change:

This commitment may be terminated, in the sole discretion of Bank, upon the occurrence of a material adverse change, in the sole judgment of Bank, in the condition, financial or otherwise, of Borrower, BCT or Guarantor.

Non-Assignable:

This commitment and the right of Borrower and BCT, as successor by Merger of Merger Sub, to receive the Loans may not be assigned by Borrower or BCT.

BCT International, Inc.
June 6, 2003
Page 8

Reliance:

This commitment constitutes an offer by Bank to Borrower to make the Loans on the terns and conditions set forth herein and should not be relied upon by any third party other than BCT, as successor by Merger of Merger Sub, for any purpose.

Counterparts:

This commitment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original for evidentiary purposes, but all of which together shall constitute one and the same instrument.

Successors and Assigns:

This commitment shall be binding on both parties thereto, their successors, assigns and representatives.

Default:

Borrower and BCT, as successor by Merger of Merger Sub, shall be in default under any and all Loan Documents if it defaults in the payment of any amounts due and owing under either of the Loans or any other obligation of Borrower or BCI', as successor by Merger of Merger Sub, to Bank or to any other party or if Borrower or BCT, as successor by Merger of Merger Sub, fails to timely and properly perform, keep and observe any term, covenant, agreement or condition in any of the Loan Documents.

Amendment and Waiver:

No alteration, modification, amendment or waiver of any terms and conditions of this commitment, or of any of the documents required by or delivered to Bank under this commitment, shall be effective or enforceable against Bank unless set forth in a writing signed by Bank.

Governing Law:

This commitment and the Loans shall be governed by and construed in accordance with the laws of the State of Florida without regard to choice of law principles.

Integration:

The terns set forth above represent the entire understanding between Borrower and Bank with respect to the subject matter of this commitment, and this commitment supersedes any prior and contemporaneous agreements, commitments, discussions and understandings, loan proposals or terns sheets, oral or written, with respect to the subject matter of this commitment.

BCT International, Inc.
June 6, 2003
Page 9

Arbitration:

ANY CONTROVERSY OR CLAIM BETWEEN THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE "SPECIAL RULES" SET FORTH BELOW OR IN ANY OF THE LOAN DOCUMENTS. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. EITHER PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL, ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

     A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE COUNTY OF BORROWER'S DOMICILE AT THE TIME OF THE EXECUTION OF THIS AGREEMENT OR, IF THERE IS REAL OR PERSONAL PROPERTY COLLATERAL, IN THE COUNTY WHERE SUCH REAL OR PERSONAL PROPERTY IS LOCATED, AND ADMINISTERED BY J.A.M.S., WHICH WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

     B. RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS AGREEMENT; OR (II) BE A WAIVER BY BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF BANK HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. BANK MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL

BCT International, Inc.
June 6, 2003
Page 10

OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS AGREEMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILIARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

Commitment Fee:

Borrower agrees to pay a commitment fee of $45,000, of which $25,000 shall be paid upon Bank's acceptance of this commitment and $20,000 shall be paid at closing. The fee shall be non-refundable, regardless whether either or both of the Loans close.

Expiration

Except as provided in the next sentence, this commitment is to be closed within 60 days of its acceptance date. If this commitment is not accepted by June 10, 2003 and the Loans are not closed within 60 days of the acceptance date, Bank shall have no further obligation to extend credit hereunder; provided, however, that Borrower may extend this commitment for two additional 30-day periods upon written (included faxed or electronically transmitted) notice to Bank of such extension and payment of a non-refundable fee of $10,000 prior to the commencement of each such additional 30-day period without the necessity of any consent or action by Bank, which payment(s) will be applied to the $45,000 commitment fee referred to above upon closing of the Loans. In no event shall this commitment be extended beyond October 2, 2003 without the prior written authorization from Bank, which may be withheld in the sole discretion of Bank.

If you find the terms and conditions of this commitment to be acceptable to you, please execute the enclosed copy of this letter and return it to the undersigned.

We appreciate the opportunity to provide you with the financial services of Bank of America, N.A.

                   [Balance of page intentionally left blank]

BCT International, Inc.
June 6, 2003
Page 11


Very truly yours,

BANK OF AMERICA, N.A.


By:   Frank Vrabel
    ----------------------------------------------
      Frank Vrabel, Senior Vice President


 Accepted and agreed to this
 ___ day of June, 2003 by:

 PHOENIX GROUP OF FLORIDA, INC.

 By:   William A. Wilkerson
    ---------------------------------------------
       William A. Wilkerson,
       President

 PHOENIX ACQUISITION CORP.

 By:   William A. Wilkerson
    ---------------------------------------------
       William A. Wilkerson,
       President